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                          Network Solutions Announces
                            Two-for-One Stock Split

Herndon, Va., January 4, 1999 - Network Solutions, Inc. (NASDAQ:
NSOL) today announced that its board of directors has approved a two-for-one stock split to be effected in the form of a stock dividend on its Common Stock.

Network Solutions' stockholders of record at the close of business on February 26, 1999 will receive one additional share for each share of Common Stock held at that time. The new shares are expected to be mailed from the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C, on March 23, 1999. The stock split will increase the number of shares of Common Stock currently outstanding from approximately 16,485,000 to 32,970,000.

Founded in 1979, Network Solutions, Inc. (Nasdaq:NSOL) is an Internet leader and pioneered the development of registering Web addresses ending in com, .net, .org, and .edu. Network Solutions also provides enterprise network services that focus on assisting large commercial organizations in the evolution and management of their enterprise networks. For more information, see networksolutions.com web site.

For Network Solutions:

Media: Christopher Clough, chrisc@netsol.com, (703) 742-4706
Investor Relations: Sean McClorey, smcclorey@netsol.com, 703/326-6090